CITIBANK, N.A.
388 Greenwich Street
New York, New York 10013

April 20, 2018

China Lodging Group, Limited

2266 Hongqiao Road, Changning District,

Shanghai 200336

People's Republic of China

Attention: Teo Nee Chuan

China Lodging Group, Limited – Change in the ADS to Share Ratio

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of March 25, 2010 and as amended and supplemented (as so amended and supplemented, the “Deposit Agreement”), by and among Citibank, N.A., as Depositary, China Lodging Group, Limited, a company incorporated under the laws of the Cayman Islands (the “Company” and together with the Depositary, the “Parties”), and all Holders and Beneficial Owners (each as defined in the Deposit Agreement and hereinafter used as so defined) from time to time of American Depositary Shares (“ADSs”) issued thereunder, each ADS currently representing the right to receive four (4) ordinary shares of the Company (the “Shares”). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

The Parties agree that, effective as of May 25, 2018 (the “Effective Date”), the ADS to Share ratio will be one (1) Share to one (1) ADS (the “Ratio Change”) and that the Depositary (together with the Company) will, prior to the Effective Date, file a copy of the form of ADR that evidences the ADSs and that reflects the new ADS to Share ratio under the Securities Act under cover of a Form F-6 Registration Statement.

This letter agreement amends the Deposit Agreement, and may, in certain circumstances, increase the fees and charges payable by current Holders or Beneficial Owners of ADSs. Notwithstanding the foregoing, the Parties agree that no Depositary fees shall be payable in connection with the processing of the Ratio Change. The Parties further agree that the Company shall be responsible for payment of the Depositary counsel’s legal fees (at cost) incurred in representing the Depositary in connection with the Ratio Change. The Depositary is instructed to mail to the Holders of ADSs a notice of ratio change substantially in form of Exhibit A hereto promptly after the date hereof and at least 30 days prior to the Effective Date.

The Parties will make reference to the terms of this letter agreement in, and attach an executed copy hereof to, the next Registration Statement on Form F-6 to be filed with the Securities and Exchange Commission in respect of the ADSs prior to the Effective Date.

This letter agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law thereof.

[Remainder of page intentionally left blank. Signature page to follow.]

The Parties have caused this letter agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

CITIBANK, N.A.,
as Depositary

By:	/s/ Hank Hui
Name: Hank Hui
Title: Vice President
Date: 4/20/2018

Acknowledged and Agreed:

CHINA LODGING GROUP, LIMITED

By:	/s/ Qi Ji
	Name:	Qi Ji
	Title:	Founder, Executive Chairman of the Board of Directors
(and Authorized Signer for the Company)
	Date:	4/20/2018

Exhibit A

NOTICE OF CHANGE OF RATIO FOR CHINA LODGING GROUP, LIMITED

AMERICAN DEPOSITARY SHARES

To all Holders and Beneficial Owners from time to time of American Depositary Shares (“ADSs”) of China Lodging Group, Limited:

Company:	China Lodging Group, Limited, a company incorporated under the laws of the Cayman Islands (the “Company”).
Depositary:	Citibank, N.A.
Deposited Securities:	Ordinary shares of the Company (the “Shares”).
Deposit Agreement:	Deposit Agreement, dated as of March 25, 2010 and as amended and supplemented (as so amended and supplemented, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of ADSs issued thereunder.
ADS CUSIP No.:	16949N109 (freely transferable ADSs). 16949N182 (Restricted ADSs).
ADS Symbol:	HTHT.
Record Date:	May 21, 2018.
Effective Date:	May 25, 2018.

Notice is hereby given that the ADS-to-Share ratio will be changed, effective as of the Effective Date, as follows:

Existing ADS-to-Share Ratio:	1 ADS to 4 Shares
New ADS-to-Share Ratio:	1 ADS to 1 Share

No action on the part of Holders or Beneficial Owners is required. Holders of Existing ADSs, as of the close of business in New York on the Record Date, should expect to receive three (3) additional ADSs for each ADS held.

Please note that any American Depositary Receipts (“ADRs”) issued prior to the Effective Date, and that do not reflect the new ADS-to-Share ratio, do not need to be exchanged for new ADRs and may remain outstanding until such time as the Holder chooses to surrender them for any reason under the Deposit Agreement. A copy of the form of ADR reflecting the new ADS-to-Share ratio will be filed with the U.S. Securities and Exchange Commission (“SEC”) by the Depositary prior to the Effective Date under cover of an F-6 Registration Statement for the ADSs and will be available for retrieval from the SEC website at www.sec.gov immediately prior to the Effective Date.

Holders of ADRs as of the Record Date will be issued the applicable ADSs in uncertificated, direct registration form (“DRS”) and should expect to receive from the Depositary a DRS account statement identifying the number of ADSs credited to their DRS accounts at the Depositary. Holders of ADSs who do not wish to continue to hold ADSs in DRS form, and who wish to receive ADRs, should follow the instructions set forth on the DRS account statement they receive to request the certification of the ADSs credited to their DRS accounts.

The change in the ADS-to-Share ratio modifies the fees that are payable to the Depositary for the ADSs that you currently hold, but will not be in effect for a period of 30 days after the date of this notice. Please refer to the F-6 Registration Statement that is currently on file with the SEC (Reg. No. 333-165402) for the terms (including, without limitation, the fees) applicable to the ADSs.

If you have any questions regarding the above, please contact Citibank, N.A. at 1-877-248-4237.

CITIBANK, N.A.

April 20, 2018